EXHIBIT 1.1
                           Articles and Plan of Merger

                               ARTICLES OF MERGER

                                       OF
                         SECURED FINANCIAL NETWORK, INC.
                              A Nevada corporation

                                      Into
                               12 TO 20 PLUS, INC.
                              A Nevada corporation

Pursuant to N.R.S. 92A.190, the undersigned corporations, by and through the undersigned officers, hereby set forth the following Articles of Merger:

     1. Filed simultaneously with these Articles of Merger is the Plan of Merger (set forth on Exhibit A attached hereto and incorporated herein by this reference), which has been adopted by 12 TO 20 PLUS, INC. (the Surviving Corporation) and SECURED FINANCIAL NETWORK, INC. (the Disappearing Corporation).


     2. Effective upon the consummation of this merger the Surviving Corporation will change its name to that of the Disappearing Corporation and henceforth 12 TO 20 PLUS, INC. will become known as "SECURED FINANCIAL NETWORK, INC."

     3.   The  address  of  the  known  place  of  business  of  the   Surviving
          Corporation  is 7951 SW 6th  Street,  Suite 210,  Plantation,  Florida
          33024.

     4. The name and address of the statutory agent of the Surviving Corporation is Maralyn Shane, 1317 Pauline Way, Las Vegas, Nevada 89104.

     5. A majority of the issued and outstanding shares of common stock of the Disappearing Corporation held by its shareholders voted in person or by proxy for the Plan of Merger. A majority of the issued and outstanding shares of the Surviving Corporation held by its shareholders voted in person or by proxy for the Plan of Merger. A majority vote of the shareholders of the Surviving Corporation and the Disappearing Corporation is sufficient to approve the merger.

     6. The effective date of the merger shall be the date these Articles and Plan of Merger are filed with the Office of the
              Secretary of State of Nevada.

IN WITNESS WHEREOF. The undersigned have hereunto set their hands as of this 13th day of December, 2004.

     "Surviving Corporation"           "Disappearing Corporation"

     12 TO 20 PLUS, INC.               SECURED FINANCIAL NETWORK, INC.
     a Nevada corporation              a Nevada corporation


     By: /s/ Carol Slavin              By: /s/ Jeffrey L. Schultz
     --------------------              --------------------------
             Carol Slavin                      Jeffrey L. Schultz
     Its: President                    Its: President



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                                    EXHIBIT A

                                 PLAN OF MERGER

Pursuant to N.R.S. Chapter. 92A, as of December 13, 2004, Secured Financial Network, Inc., a Nevada corporation (the "Disappearing Corporation") and 12 to 20 Plus, Inc., a Nevada Corporation (the "Surviving Corporation") adopted a Plan of Merger as set forth below:

1. On the Effective Date set forth in the Articles of Merger, the Disappearing Corporation shall be merged into the Surviving Corporation and the Disappearing Corporation's separate existence shall cease. The Surviving Corporation shall continue its corporate existence under the laws of the State of Nevada and shall continue to operate under the name of "Secured Financial Network, Inc.", and the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as private nature, of each of the parties to the merger; and all property, real, personal or mixed, and all debts due on whatever account, including subscriptions for shares, and all other choses in action, and all and every other interest of or belongs to or due to each of the parties to the merger shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either party to the merger shall not revert or be in any way impaired by reason of such merger; and Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each party to the merger, and any claim existing or action or proceeding pending by or against either entity may be prosecuted as if such merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either party shall be impaired by the merger.

2. On or before the Effective Date, the Articles of Merger shall be filed with the Nevada Secretary of State, in the form and manner required by the laws of the State of Nevada.

3. After the Effective Date, the parties shall give effect to the merger as though the merger had taken place on the Effective Date, to the extent permitted by law and not inconsistent with the specific terms of the Plan of Merger.

4. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation, as amended by the Articles of Merger.

5. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

6. Upon the Effective Date, the officers and directors of the Surviving Corporation shall resign their positions and the directors and officers of the Disappearing Corporation immediately prior to the Effective Date shall serve as the directors and officers of the Surviving Corporation; to serve until the next annual meeting of the shareholders of the Surviving Corporation.


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 Exhibit A  - Plan of Merger - continued

7. The manner of converting or exchanging the common shares of each of the parties to the merger shall be as follows:

          (a) Each share of the Surviving Corporation common stock issued and outstanding at the Effective Date shall by virtue of the merger, without any action on the part of the holder thereof, remain one share of common stock of the Surviving Corporation.

          (c) Each share of the Disappearing Corporation issued and outstanding at the Effective Date shall by virtue of the merger, without action on the part of the holder thereof, be automatically converted on a one-for-one basis into an aggregate of 15,750,000 shares of common stock of the Surviving Corporation.

8. This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9. This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of Nevada.

     IN WITNESS WHEREOF, this Plan of Merger has been executed this 13th day of December by the duly authorized officers pursuant to the authority of the shareholders of the Surviving Corporation and the Disappearing Corporation.


"SURVIVING CORPORATION"

12 TO 20 PLUS, INC., a Nevada corporation


By: Carol Slavin
-----------------
    Carol Slavin    Its: President


"DISAPPEARING CORPORATION"

SECURED FINANCIAL NETWORK, INC., a Nevada corporation


By:/s/ Jeffrey L. Schultz
-------------------------
       Jeffery L. Schultz   Its: President




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